SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2002

Netzee, Inc.

(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation )	0-27925 (Commission File Number)	58-2488883 (I.R.S. Employer Identification No.)

6190 Powers Ferry Road, Suite 400, Atlanta, Georgia (Address of Principal Executive Offices)	30339 (Zip Code)

Registrant’s telephone number, including area code: (770) 850-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

SIGNATURES

ITEM 4. Changes in Registrant’s Certifying Accountant.

a) Dismissal of independent accountants

Effective as of July 22, 2002, Netzee, Inc. (the “Company”) dismissed its independent accountants, Arthur Andersen LLP (“Andersen”). The dismissal of Andersen was approved by the Company’s Board of Directors upon the recommendation of its Audit Committee.

No report of Andersen on the financial statements of the Company for the fiscal years ended December 31, 2000 and December 31, 2001 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years and all subsequent interim periods through the date of this Form 8-K, (i) there were no disagreements with the former principal accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the former principal accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its report; and (ii) there has not been any “reportable event,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Andersen with a copy of this disclosure and requested that they furnish a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made in this Form 8-K. The Company was advised that Andersen is no longer providing letters relating to its termination as a former audit client’s independent public accountant.

b) Engagement of new independent accountants

Effective as of July 22, 2002, the Company engaged Deloitte & Touche LLP (“Deloitte & Touche”) as its new independent accountants. The decision to engage Deloitte & Touche was approved by the Company’s Board of Directors upon the recommendation of its Audit Committee.

During each of the Company’s two most recent fiscal years and through the date of this Form 8-K, the Company did not engage Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Netzee, Inc.

Date: July 25, 2002	By:	/s/ Jarett J. Janik Jarett J. Janik Vice President, Chief Financial Officer and Secretary